Exhibit 99.1

Trex Company Reports Record Results for First Quarter 2022

40% Residential Sales Growth Driven by Double-Digit Increases in Volume and Pricing

Residential Gross Margin Expansion and Cost Efficiencies Generate Improved Operating Leverage

Second Quarter Revenues Expected to Grow 22% Year-on-Year at the Midpoint

Strong Double-digit Revenue Growth Expected for 2022

WINCHESTER, Va.--(BUSINESS WIRE)--May 9, 2022--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of high-performance, low-maintenance and eco-friendly composite decking, railing and outdoor living products and a leading national provider of custom-engineered commercial railing systems, today reported first quarter 2022 results.

First Quarter 2022 Highlights

  Consolidated net sales increased 38% to $339 million
  Net income of $71 million, up 47%; diluted earnings per share of $0.62, up 48%
  EBITDA up 49% to $105 million; EBITDA margin of 31.1%, up 220 basis points

CEO Comments

“2022 is off to a strong start with Trex Residential posting 40% revenue growth, reflecting a double-digit increase in volume from strong secular trends, as homeowners continue to invest in existing residences and pursue renovations that enhance their outdoor living spaces. Price increases to address inflationary pressures were absorbed by the market and also benefitted net sales. As the category leader with newly expanded capacity, we believe that Trex is capturing more than its share of the ongoing conversion from wood to composite products,” said Bryan Fairbanks, President and CEO.

“We are pleased with our first quarter gross margin performance in light of global cost pressures and supply chain challenges, as consolidated gross margin was 39.8%. Favorable gross margin comparisons were driven by pricing taken to offset inflation and a disciplined focus on cost reductions through our continuous improvement initiatives. We also have been able to effectively hire and train our labor force to support our expanded capacity while we prioritize the pipeline of cost savings and manufacturing projects that we expect will generate additional efficiencies in future periods.

“We achieved strong operating leverage in the first quarter, converting 38% sales growth into increases of 49% in EBITDA, and 48% in diluted earnings per share, while making additional SG&A investments in branding and marketing. With our significant operating cash flow generation and confidence in the Company’s long-term growth prospects, we repurchased 833,963 shares of our outstanding common stock for $75 million. The Company has 7.2 million shares remaining as of quarter end that may be repurchased under the program.”

First Quarter 2022 Results

First quarter 2022 consolidated net sales were $339 million, representing a 38% increase year-over-year, benefitting equally from strong volume growth and pricing actions taken in 2021. Trex Residential net sales increased 40% to $327 million, with Trex Commercial contributing $12 million to net sales.

Consolidated gross margin was 39.8%, an 80-basis point increase over the 2021 first quarter, as increased utilization, pricing actions and production efficiencies more than offset inflationary pressures on raw material, labor and logistics costs. First quarter 2022 gross margin for Trex Residential and Trex Commercial were 40.9% and 10.4%, respectively, compared to 40.2% and 17.2%, respectively, in the 2021 first quarter.

Selling, general and administrative expenses were $40 million, or 11.8% of net sales, compared to $31 million, or 12.8% of net sales, in the 2021 first quarter. The increase was primarily due to higher branding spend and personnel related expenses.

Net income for the 2022 first quarter was $71 million, or $0.62 per diluted share, representing increases of 47% and 48%, respectively, from net income of $49 million, or $0.42 per diluted share, reported a year ago. EBITDA increased 49% to $105 million and EBITDA margin was 31.1%.

Summary and Outlook

“Trex Company’s long-term secular growth trends remain strong. Substantially all of our revenue is tied to the repair and remodel sector, in which outdoor living remains one of the fastest growing categories. In addition to providing comfortable outdoor environments that extend their living spaces, consumers recognize that their investments in Trex decking and railing products add value to their lives and homes by significantly reducing maintenance time and expense. This underpins our conviction that the wood alternative category will consistently and rapidly gain share from wood and Trex, as the market leader, will garner an increased share of that conversion opportunity. Trex invented composite decking and railing, and we continue to innovate this category, while maintaining our brand recognition, low-cost manufacturing advantage and industry-leading distribution network.

“Built on green values, Trex composite decking is sustainably manufactured primarily from recycled and reclaimed materials. Sustainability is becoming the cornerstone of home design and the products consumers are seeking, as they assess the environmental impacts of their homes and purchasing decisions. As one of the largest recyclers of plastic film in North America, Trex proudly recycles approximately one billion pounds of polyethylene plastic and reclaimed wood scrap each year to make outdoor living products, all while prioritizing the safety and wellbeing of our employees.

“For the 2022 second quarter, we expect consolidated net sales to range from $375 million to $385 million, representing 22% year-over-year growth at the midpoint. For full year 2022, we expect double-digit revenue growth. We also reaffirm our guidance for full year 2022 incremental EBITDA margin of 30% to 35%,” Mr. Fairbanks concluded.

First Quarter 2022 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first quarter 2022 results on Monday, May 9, 2022 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 1Q22 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA margin (EBITDA as a percentage of net sales). Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months Ended
	March 31,
	2022	2021
	($ in thousands)
Net Income	$71,211	$48,545
Interest expense (income), net	14	(3)
Income tax expense	23,727	15,947
Depreciation and amortization	10,473	6,423
EBITDA	$105,425	$70,912

Net income as a percentage of net sales	21.0%	19.8%
EBITDA as a percentage of net sales (EBITDA margin)	31.1%	28.9%

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, low-maintenance wood-alternative decking and railing, with more than 30 years of product experience. The #1 brand in outdoor living is proud to be named to Forbes’ 2021 List of America’s Best Mid-Size Companies and to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com. You also can follow Trex on LinkedIn (https://www.linkedin.com/company/trex-company/), Twitter (@Trex_Company), Instagram (@trexcompany), Pinterest (trexcompany) or Houzz (trexcompany-inc), “like” Trex on Facebook (@TrexCompany) or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)

Net sales	$339,228	$245,524
Cost of sales	204,316	149,723
Gross profit	134,912	95,801
Selling, general and administrative expenses	39,960	32,049
Gain on insurance proceeds	-	(737)
Income from operations	94,952	64,489
Interest expense (income), net	14	(3)
Income before income taxes	94,938	64,492
Provision for income taxes	23,727	15,947
Net income	$71,211	$48,545
Basic earnings per common share	$0.62	$0.42
Diluted earnings per common share	$0.62	$0.42
Basic weighted average common shares outstanding	114,638,424	115,663,366
Diluted weighted average common shares outstanding	114,853,881	116,017,400
Comprehensive income	$71,211	$48,545

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2022	December 31, 2021

ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$115,188	$141,053
Accounts receivable, net	200,920	151,096
Inventories	98,176	83,753
Prepaid expenses and other assets	22,878	25,152
Total current assets	437,162	401,054
Property, plant and equipment, net	472,525	460,365
Goodwill and other intangible assets, net	18,896	19,001
Operating lease assets	37,479	34,571
Other assets	6,334	5,330
Total assets	$972,396	$920,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$61,707	$24,861
Accrued expenses and other liabilities	75,013	58,041
Accrued warranty	6,300	5,800
Total current liabilities	143,020	88,702
Operating lease liabilities	30,672	28,263
Non-current accrued warranty	22,112	22,795
Deferred income taxes	43,967	43,967
Other long-term liabilities	11,560	11,560
Total liabilities	251,331	195,287

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized; 140,787,904 and 140,734,753 shares issued and 114,367,340 and 115,148,152 shares outstanding at March 31, 2022 and December 31, 2021, respectively	1,408	1,407
Additional paid-in capital	127,623	127,787
Retained earnings	1,017,259	946,048
Treasury stock, at cost, 26,420,564 and 25,586,601 shares at March 31, 2022 and December 31, 2021, respectively	(425,225)	(350,208)
Total stockholders’ equity	721,065	725,034
Total liabilities and stockholders’ equity	$972,396	$920,321

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
Operating Activities
Net income	$71,211	$48,545
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	10,473	6,423
Stock-based compensation	2,226	2,176
Gain on disposal of property, plant and equipment	-	(98)
Other non-cash adjustments	77	77
Changes in operating assets and liabilities:
Accounts receivable	(49,825)	(202,781)
Inventories	(14,423)	(6,774)
Prepaid expenses and other assets	1,560	(809)
Accounts payable	36,605	10,494
Accrued expenses and other liabilities	(6,149)	(14,453)
Income taxes receivable/payable	22,124	14,626

Net cash provided by (used in) operating activities	73,879	(142,574)

Investing Activities
Expenditures for property, plant and equipment	(22,288)	(58,093)
Proceeds from sales of property, plant and equipment	-	293
Net cash used in investing activities	(22,288)	(57,800)

Financing Activities
Borrowings under line of credit	-	142,000
Principal payments under line of credit	-	(6,000)
Repurchases of common stock	(77,929)	(49,566)
Proceeds from employee stock purchase and option plans	523	460
Financing costs	(50)	-
Net cash (used in) provided by financing activities	(77,456)	86,894
Net decrease in cash and cash equivalents	(25,865)	(113,480)
Cash and cash equivalents, beginning of period	141,053	121,701
Cash and cash equivalents, end of period	$115,188	$8,221

Contacts

Dennis C. Schemm, Senior Vice President and Chief Financial Officer
540-542-6300

Lynn Morgen/Viktoriia Nakhla, ADVISIRY Partners
212-750-5800